Exhibit 99.1

FOR RELEASE AT 5:00 PM CDT

Contact: Frank Krejci
President and Chief
Executive Officer
414-247-3330
www.strattec.com

STRATTEC SECURITY CORPORATION
ANNOUNCES THAT TINA CHANG HAS JOINED
THE COMPANY’S BOARD OF DIRECTORS

Milwaukee, Wisconsin – February 8, 2022 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT)

The Board of Directors of STRATTEC SECURITY CORPORATION is pleased to announce that Tina Chang has joined the Company’s Board.  Ms. Chang is the CEO of SysLogic Inc., a Brookfield, Wisconsin - based consulting firm specializing in cybersecurity, technology strategies and digital transformation.  She is also on the boards of Weyco Group Inc., Central States Manufacturing Inc. as well as non-profit organizations.

Harold Stratton, Chairman of the Board stated: “We are very excited about the skills that Tina will bring to STRATTEC Board discussions.  It will be valuable to have her strategic insights, especially regarding technology-based initiatives.”

“STRATTEC continues to find more ways to grow our current automotive business.  With Tina’s experience, she will be a great resource for our Board and our Management team to help STRATTEC find additional ways to grow by satisfying our customers’ increased demand for innovations in secure connectivity, access control and vehicle/passenger interface enhancements in the rapidly expanding electric vehicle market” said Frank Krejci, President, CEO and Board member of STRATTEC.

STRATTEC has been in the automotive business since its founding in 1908.  It is a recent winner of a General Motors Innovation Award and two PACE Awards from Automotive News for products such as the power tailgate on pick-up trucks offered by GM and Ford.  Other products include powered doors and other access products such as fobs, latches and handles.  STRATTEC is traded on the NASDAQ under the symbol STRT.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries, the volume and scope of product returns or customer cost reimbursement actions, adverse business and operational issues resulting from semiconductor chip supply shortages and the coronavirus (COVID-19) pandemic and costs of operations (including fluctuations in the cost, and factors impacting the availability, of necessary raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.